BJ’S WHOLESALE CLUB
Annual Incentive Plan
Effective January 29, 2017

TABLE OF CONTENTS

1	PURPOSE	3
2	DEFINITIONS	3
3	DESCRIPTION OF AWARDS	4
4	ELIGIBILITY	4
5	DETERMINATION OF AWARDS	5
6	TERMINATION OF EMPLOYMENT/LEAVE OF ABSENCE	5
7	TARGET AWARD PAYMENTS	6
8	ADMINISTRATION	6
9	DESIGNATION OF BENEFICIARY	6
10	NOTICES	7
11	RIGHTS OF PARTICIPANTS	7
12	NO EMPLOYMENT RIGHTS	7
13	NONALIENATION OF AWARDS	7
14	TERMINATION, AMENDMENT, AND MODIFICATION	8
15	HEADING AND CAPTIONS	8
16	GOVERNING LAW	8
17	MISCELLANEOUS PROVISIONS	8

BJs Wholesale Club Annual Incentive Plan                                2
Confidential - Internal Use Only

1.PURPOSE
The purpose of the BJ’s Wholesale Club, Inc. Annual Incentive Plan (“AIP”) is to provide employees who are key to the growth and profitability of BJ’s Wholesale Club, Inc. and its subsidiaries with reward opportunities commensurate with performance relative to specified objectives. The “AIP” serves as a means to communicate the Company’s priorities, support the Company’s business plans, and encourage cooperation among employees within and between different organizational units.

2.DEFINITIONS
Unless the context requires otherwise, the following expressions as used in the Plan shall have the meanings ascribed to each below, it being understood that the masculine, feminine and neuter pronouns are used interchangeably, and that each comprehends the others.
“Board” shall mean the Board of Directors of BJ’s Wholesale Club, Inc.
“Company” shall mean BJ’s Wholesale Club, Inc. and its subsidiaries.
“Fiscal Year” shall mean the 52 or 53 week period ending on the Saturday closest to January 31 in each year.
“Participant” shall mean an employee of the Company who is designated a participant pursuant to Section 4 below.
“Performance Criterion” shall mean the standard(s) of measurement on Company performance and individual performance for each Performance Period as established by the Board pursuant to paragraph (a) of Section 3 below.
“Performance Goals” shall mean the levels of performance with respect to each Performance Criterion at which awards are payable pursuant to this Plan. Performance Goals are established by the Board pursuant to paragraph (b) of Section 3 below.
“Performance Period” shall mean a part or all of a Fiscal Year, or more than one Fiscal Year, in each case as determined by the Board.
“Plan” shall mean BJ’s Wholesale Club, Inc. Annual Incentive Plan.
Annual Salary Total: In the context of the Plan, Annual Salary Total refers to the amount of base salary paid to the Participant during the Plan year as recorded in BJ’s Human Resource Information System of record. It covers only periods when an employee is a Participant and has an active employment status. Annual Salary Total includes only base salary paid through the Company’s standard payroll processes and it does not include any additional payments that may be made to a Participant, such as overtime pay, bonus payments, car allowance, equity compensation, the value of employee benefits, or any other forms of compensation.
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Confidential - Internal Use Only

3.    DESCRIPTION OF AWARDS
Designation of Performance Criteria. The Board shall determine one or more Performance Criteria for said Performance Period and the relative weight to be given to each Performance Criterion. Performance Criteria and the weighting thereof may vary
by Participant and may be different for different Performance Periods.    Such
Performance Criteria shall be such qualitative or quantitative criteria as the Board may determine in its sole discretion and may be absolute or relative in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated, or a market index.
Performance Goals. The Board shall establish a range of Performance Goals from minimum to target to maximum for each Performance Criterion for said Performance Period. Performance Goals may vary by Participant, may be different for different Performance Periods and may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works. At any time designated by the Board prior to award payment, appropriate adjustments in the Performance Goals may be made as the Board shall, in its sole discretion, determine.
Award Opportunity. The Board shall assign to each Participant the minimum, target, and maximum award opportunities to be earned for said Performance Period. Award opportunity may be expressed as a fixed amount or as a percentage of the Participant’s base salary earned for the Performance Period. The Board may provide for automatic modifications in the minimum, target or maximum award opportunities for a Participant in the event of a change in the Participant’s position occurring during the Performance Period.

4.    ELIGIBILITY
For each Performance Period, the Board shall designate Participants to receive annual cash incentive awards, subject to the terms and conditions of the Plan. Participants in the Plan shall be employees of the Company, including such executives and other persons as the SVP Human Resources shall, at any time, designate as Participants for said Performance Period.
If an employee becomes a Participant after the beginning of an existing Performance Period, a pro-rated award will be made for such Participant for such Performance Period. The award will be pro-rated based on the number of weeks the employee is in the eligible role. If the Participant was in one or more eligible roles during the Performance Period, the award will be pro-rated based on the number of weeks the employee was in each role. If the Participant moves from an eligible role into a non-eligible role during the Performance Period, he or she will receive a pro-rated award based on the number of weeks the employee was in the eligible role.

BJs Wholesale Club Annual Incentive Plan                                4
Confidential - Internal Use Only

5.    DETERMINATION OF AWARDS
Achievement of all Performance Goals will result in payment of a Participant’s target award. Failure to achieve Performance Goals may result in a decrease or elimination of the Participant’s award. Exceeding performance goals may result in an award greater than the target award, but not greater than a maximum award defined annually. Notwithstanding the foregoing, the Board in its discretion, may adjust the amount payable under an incentive award.

6.    TERMINATION OF EMPLOYMENT/LEAVE OF ABSENCE
Except as otherwise provided in an employment agreement or in the Board’s discretion, in the event of termination of employment of a Participant for any reason prior to the last day of the Performance Period (such date, the “Required Employment Date”), a Participant shall have no further rights under the Plan thereafter and shall not be entitled to payment of the portion of any award otherwise payable under the Plan on the Payment Date (as defined in Section 9 below).
If termination of employment occurs during the Performance Period (i) by reason of death, or (ii) due to normal retirement (for Plan purposes, normal retirement age is defined as on or after age 65), or (iii) due to early retirement (for Plan purposes, early retirement is defined as on or after age 55 and with a minimum of ten years of service with the company). A prorated portion of the award will be based on the salary earned up to the termination date. The payment will be based on the award that would otherwise have been paid to the Participant based on performance relative to the Performance Goals.
The SVP Human Resources may direct that some or all of the award for both current year balance and prior year balances that would otherwise have been paid to the Participant based on performance relative to the Performance Goals be paid, taking into account the duration of employment during the Performance Period, the Participant’s performance, and such other factors as the SVP Human Resources shall deem appropriate.”
If a Participant is on an approved absence from work for any period in excess of 90 days (in total) during the Performance Period, the incentive award payment will be pro-rated to reflect active employment for the Plan Year. See Section 4 for pro-rating parameters.
If the Participant leaves the Company and returns in 90 days or fewer, he or she will receive a pro-rated award based on the number of weeks the employee was employed in the eligible role.
In the event of termination of employment for cause or misconduct, as defined and determined by the Company, in its sole discretion, no payment shall be made with regard to any prior or current Performance Period.

BJs Wholesale Club Annual Incentive Plan                                5
Confidential - Internal Use Only

7.    TARGET AWARD PAYMENTS
Within 90 days of the fiscal year end, unless otherwise determined by the Board, payment will be made in cash with respect to the award earned by the Participant (such payment date, the “Payment Date”).

8.    ADMINISTRATION
This Plan shall be administered by the Board. The Board shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to administer the Plan; to determine the terms and provisions of any agreements pertaining to the Plan; and to make all other determinations necessary or advisable for its administration.
Any person objecting to any interpretation, rule, determination or other action made or taken by the Board which affects said person shall have the right to appeal in writing to the Company, setting forth the objections in reasonable detail, provided that such appeal shall be made within 90 days after declaration of such interpretation, rule, or other determination, or such additional time as the Company shall deem reasonable.
The Board shall not be bound to any standards of uniformity or similarity of action, interpretation or conduct in the discharge of its duties hereunder, regardless of the apparent similarity of the matters coming before the Board. Its determination shall be binding on all parties.
Neither the Company nor any member of former member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any award of payment made under the Plan.

9.    DESIGNATION OF BENEFICIARY
Subject to applicable law, each Participant shall have the right to file with the Company a written designation of one or more persons as beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may from time to time revoke or change the beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, change, or revocation thereof shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to receipt.
If no such beneficiary designation is in effect at the time of a Participant’s death, if no designated beneficiary survives the Participant, or if such designation conflicts with law, the amount payable under the Plan upon the Participant’s death shall be made to the Participant’s estate. If the Company is in doubt as to the right of any person to receive any amount, the Company may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the company, the Board therefore.

BJs Wholesale Club Annual Incentive Plan                                6
Confidential - Internal Use Only

10.    NOTICES
Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address. Notice may also be given by means of intercompany email.

11.    RIGHTS OF PARTICIPANTS
Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or such Participant’s legal representative or designated beneficiary, or other persons.
If, and to the extent than any Participant or his legal representative or designated beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

12.    NO EMPLOYMENT RIGHTS
Nothing in the Plan or any other document describing or referring to the Plan shall be deemed to confer on any Participant the right to continue in the employ of the Company or affect the right of the Company to terminate the employment of any such person with or without cause.

13.    NONALIENATION OF AWARDS
No amounts payable or other rights under the Plan shall be sold, transferred, assigned, pledged, or otherwise disposed of or encumbered by a Participant, except as provided herein, nor shall they be subject to attachment, garnishment, execution, or other creditor’s processes.

14.    WITHHOLDING TAX
The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state, or local income or other taxes from payments to the Participant.

BJs Wholesale Club Annual Incentive Plan                                7
Confidential - Internal Use Only

15.    TERMINATION, AMENDMENT, AND MODIFICATION
The Board may from time to time amend, modify, or discontinue the Plan or any provision hereof. No amendment to, or discontinuance or termination of, the Plan shall, without the written consent of the Participant, adversely affect any rights of such Participant that have vested. This Plan shall continue until terminated by the Board.

16.    HEADING AND CAPTIONS

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

17.    GOVERNING LAW
This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts (without regard to any choice-of-law principles of the laws of such state that would require application of the laws of any other state), to the extent not preempted by Federal law, which shall otherwise control. The state and federal courts in the Commonwealth of Massachusetts will have the exclusive jurisdiction to resolve any disputes arising out of or related to the AIP, and any Participant hereunder voluntarily submits to the jurisdiction over his/her person by a court of competent jurisdiction located within the Commonwealth of Massachusetts. The Company and any Participant hereunder expressly waive any right to a jury trial with respect to any dispute arising out of or related to the Plan.

18.    MISCELLANEOUS PROVISIONS
All costs and expenses involved in administering the Plan as provided herein, or incident thereto, shall be borne by the Company.
If any Participant shall also participate in other incentive plans of the Company, the board shall determine the amount, if any, by which such Participant’s award under the Plan shall be adjusted, so as to coordinate the benefits under the Plan with the other plans.
The Board may, in its sole discretion, reduce or eliminate awards granted or money payable to any Participant or all Participants if it determines that such awards or payments may cause the Company to violate any applicable law, regulation, controls, or guidelines. Such reduction or elimination may be made notwithstanding that the possible violation might be eliminated by reducing or not increasing compensation or benefits of other employees, it being the intent of the Plan not to inhibit the discretion of the Company to provide such forms and amounts of compensation and benefits to employees as it deems advisable.

BJs Wholesale Club Annual Incentive Plan                                8
Confidential - Internal Use Only